Exhibit 99.5
(INSITUFORM-TECH) (INSUA) Insituform Technologies, Inc.
                  Terminates Midsouth Franchise

     Chesterfield, MO-March 11, 1999 - Insituform Technologies, Inc. [NASDAQ National Market: INSUA] ("Insituform") today announced that it had delivered notice of termination of its joint venture with Insituform East Incorporated ("East") which does business under the name Midsouth Partners ("Midsouth"). Midsouth has operated under a license from Insituform with respect to the patented Insituform(R) Process covering Tennessee and portions of Mississippi and Kentucky, which Insituform has also terminated.

     Insituform, directly and through a subsidiary, owns 57.5 percent of the Midsouth joint venture, and East, through a subsidiary, owns 42.5 percent of Midsouth but for the past two years has appointed a majority of the members of its management committee and controlled Midsouth. Anthony W. Hooper, Chairman and CEO of Insituform stated that, "The combination of mounting net losses in Midsouth since East took over the management, amounting to $1,000,000 in the most recent calendar year, and severe and unremedied customer disaffection, has led us to terminate this joint venture. Our obligation to our shareholders and our customers requires us to protect the name and franchise associated with the Insituform(R) Process, and the Midsouth operation has failed signally to maintain any reasonable semblance of doing so."

     Under the Midsouth agreement, any partner has the right to terminate the arrangement at any time. Furthermore, Insituform has the contractual right under the Midsouth license agreement to terminate the license agreement if any partner seeks to terminate Midsouth. Insituform has filed an action in the Chancery Court of Delaware seeking court affirmation of Insituform's contractual rights. The termination of Midsouth is expected to be effective upon such affirmation.

     Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipes. Insituform owns the rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the Paltem(R) system and certain other products under a license from Ashimori Industry Co., Ltd. Insituform also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, Insituform is also engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.

CONTACT:  Insituform Technologies, Inc.
          Anthony W. Hooper, Chairman, President & CEO
          (314) 530-8000
corp\ina\misc\ex.99-
(INSITUFORM-TECH) (INSUA) Insituform Technologies, Inc.
 to Cover Midsouth Territory

     Chesterfield, MO-March 11, 1999 - Insituform Technologies, Inc. [NASDAQ National Market: INSUA] ("Insituform") today announced that it had advised Midsouth Partners ("Midsouth") and Insituform East, Inc. ("East"), Midsouth's controlling partner, of Insituform's intent to cover the Midsouth territory and commence bidding for and performing sewer and pipeline rehabilitation work using the patented Insituform(R) Process. Midsouth is a joint venture between Insituform and East which held an Insituform(R) Process license extending to Tennessee and portions of Kentucky and Mississippi until termination of the license by Insituform.

     Anthony W. Hooper, Chairman and CEO of Insituform stated that, "Insituform has taken this action to restore the goodwill associated with the name Insituform(R) by reestablishing customer relations and service. We are taking this action to enhance our shareholder's value by turning around a money-losing operation and reestablishing the Insituform(R) Process in this important region."

     Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipes. Insituform owns the rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the Paltem(R) system and certain other products under a license from Ashimori Industry Co., Ltd. Insituform also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, Insituform is also engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.

CONTACT:  Insituform Technologies, Inc.
          Anthony W. Hooper, Chairman, President & CEO
          (314) 530-8000